Exhibit 99.(h)(10)

Amendment to

FUND ACCOUNTING agreement

This AMENDMENT to FUND ACCOUNTING AGREEMENT (the “Amendment”) made as of March 21, 2016, between Cavanal Hill Funds (formerly known as American Performance Funds), a Massachusetts business trust (the “Trust”) and Citi Fund Services Ohio, Inc. (formerly known as BISYS Fund Services Ohio, Inc.), an Ohio corporation (“Citi”), to that certain Fund Accounting Agreement, dated July 1, 2004, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain fund accounting services for each investment portfolio of the Trust (individually referred to as a “Fund” and collectively, the “Funds”);

WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreement in order to change the names of two Funds currently receiving fund accounting services as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.	Effective Date.

The effective date of this Amendment shall be April 1, 2016.

2.	Fund Name Changes.
(a)	The Cash Management Fund will now be known as the Government Securities Money Market Fund.

(b)	The Balanced Fund will now be known as the Active Core Fund.

3.	Schedule A.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

4.	Representations and Warranties.

(a)       The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)       Citi represents that it has full power and authority to enter into and perform this Amendment.

5.	Miscellaneous.
(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CAVANAL HILL FUNDS

By:	/s/ James L. Huntzinger

Name:	James L. Huntzinger

Title:	President

Date:	March 21, 2016

CITI FUND SERVICES OHIO, INC.

By:	/s/ Peter Hill

Name:	Peter Hill

Title:	Vice President

Date:	March 21, 2016

SCHEDULE A

TO THE FUND ACCOUNTING AGREEMENT

AS OF APRIL 1, 2016

FUNDS and CLASSES

U.S. Large Cap Equity Fund No-Load Investor Institutional A C	U.S. Treasury Fund Administrative Service Institutional Select[1] Premier[1]
Active Core Fund No-Load Investor Institutional A C	Government Securities Money Market Fund Administrative Institutional Select[1] Premier
Short-Term Income Fund No-Load Investor Institutional A	Tax-Free Money Market Fund Administrative Reserve Select Premier
Intermediate Bond Fund No-Load Investor Institutional A	Intermediate Tax-Free Bond Fund No-Load Investor Institutional A
Bond Fund No-Load Investor Institutional A	Opportunistic Fund No-Load Investor Institutional A C
World Energy Fund No-Load Investor Institutional A C

1 As of the Effective Date, these Classes have not commenced operations. Until a Class commences operations, services will not be rendered and expenses will not be incurred for such Class under this Agreement.